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                                                                   EXHIBIT 11B


                           PACIFICARE HEALTH SYSTEMS, INC.

                COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK -
                                   FULLY DILUTED

               (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                          THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                         ---------------------
                                                                           1996          1995
                                                                        --------       -------
Shares outstanding at the beginning of the period                        31,292         30,945

Weighted average number of shares issued during the period in
    connection with the exercise of stock options                             3             39

Dilutive shares issuable, net of shares assumed to have been purchased (at the greater of ending or average market price)
    for treasury with assumed proceeds from the contingent
    exercise of stock options and registered equity purchase
    contracts                                                               549            703
                                                                        -------        -------

Total shares -- fully diluted                                            31,844         31,687
                                                                        =======        =======
Net income                                                              $31,757        $27,979
                                                                        =======        =======
Fully diluted earnings per share                                        $  1.00        $  0.88
                                                                        =======        =======

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